CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Diet Coffee, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated January 5, 2007 included in the Registration Statement on Form SB-2 containing the annual financial statements for the year ended June 30, 2006 and to all references to our Firm included in this Registration Statement.

/s/ Russell Bedford Stefanou Mirchandani LLP Russell Bedford Stefanou Mirchandani LLP

New York, NY
September 11, 2007